Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 25, 2021, except for the effects of the par value change discussed in Note 2 to the consolidated financial statements, as to which the date is August 18, 2021, and except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2021 relating to the consolidated financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-258898) of PROCEPT BioRobotics Corporation. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333- 258898) incorporated by reference in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
September 14, 2021